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Pursuant to ORS 706.580 of the Oregon Bank Act, IT IS HEREBY ORDERED that the
Northern Bank of Commerce (Bank) cease and desist from the following unsafe and unsound banking practices and violations of The Oregon Bank Act:

         (1) Operating with inadequate management, as described on pages 10 and 11 of the Report of Examination as of January 19, 1999;

         (2) Operating with inadequate equity capital and reserves in relation to the volume and quality of assets held by the Bank, as described on pages 18 and 19 of the Report of Examination as of January 19, 1999;

         (3) Operating with a large volume of poor quality loans, as described on pages 12 through 14 of the Report of Examination as of January 19, 1999;

         (4) Operating with an inadequate allowance for loan and lease losses, as described on page 22 of the Report of Examination as of January 19, 1999;

         (5) Following inadequate lending and lax collection practices, as described on page 13 of the Report of Examination as of January 19, 1999;

         (6) Operating with inadequate provisions for liquidity and funds management, as described on pages 25 and 26 of the Report of Examination as of January 19, 1999;

         (7) Operating with inadequate internal routine and controls policies, as described on pages 32 and 33 of the Report of Examination as of January 19, 1999;

         (8) Operating in such a manner as to produce low earnings, as described on pages 21 and 22 of the Report of Examination as of January 19, 1999;

         (9) Operating in violation of the following laws and/or regulations:

                  (a) Part 309 of the FDIC's Rules and Regulations, 12 C.F.R.
Part 309, as more fully described on page 38 of the Report of Examination as of January 19, 1999;

                  (b) Section 323.4 of the FDIC's Rules and Regulations, 12 C.F.R. Section 323.4, as more fully described on pages 37 and 38 of the Report of Examination as of January 19, 1999;

                  (c) Section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. Section 337.6, as more fully described on page 37 of the report of Examination as of January 19, 1999; and

                  (d) Chapter 706 of the Oregon Revised Statutes, OR. Rev. Stat. Section 706.720 (1997), as more fully described on page 38 of the Report of Examination as of January 19, 1999.

         IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

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                                  1. MANAGEMENT

         (1) The Board of Directors shall increase membership of the Board from five to seven members by electing two additional outside directors. Confidential Biographical and Financial Reports of candidates for these positions shall be submitted to the Administrator of the Division of Finance and Corporate Securities (Administrator) and the Regional Director of FDIC (Regional Director) for approval prior to their taking office

         (2) The Board of Directors shall reorganize such that the position of Chairman of the Board will be limited to an outside director. In addition, membership in the Board's audit committee shall be limited to outside directors.

         (3) Within 30 days from the effective date of this ORDER, the Board of Directors shall increase its participation in the affairs of the bank, assuming full responsibility for the approval of sound policies, objectives, and practices and for the supervision of all of the bank's actions consistent with the role and expertise commonly expected for directors. The Board of Directors shall, at a minimum, review and approve reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. The Board of Directors shall require and maintain comprehensive written minutes of all bank board, committee, and management meetings conducted such that a clear written record of deliberations and decisions reached, including the names of dissenting directors and officers, is created and retained.

         (4) The entire Board of Directors shall function as the Board Loan Committee. A quorum of four directors, including not less than three outside directors, must be present in person in an assembled meeting in order to make any loan decisions as necessary.

         (5) The Board of Directors shall review and revise each of the bank's existing policies in order that single rather than multiple policy statements exist for each aspect of the bank's business activities. All policies shall be in writing and shall be distributed to all senior management personnel who shall acknowledge in writing having received each revised policy statement.

         (6) The Audit Committee shall certify that management has completed the general ledger account certification process, resolved all reconciling items, and that lending officers have complied with the requirements of the Board of Directors' lending, collection, and internal review and grading policies. This certification shall be in written form and reported to the Board of Directors monthly, and a copy of the report will be included in the minutes of the appropriate board meeting.

         (7) The Board of Directors shall have and retain qualified management.

                  (a) The Board of Directors shall retain an individual with the appropriate lending skills

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and experience to supervise the bank's lending programs and correct the serious underwriting deficiencies noted during the examination. The Board of Directors shall retain an individual with the appropriate financial management skills and experience to supervise the bank's accounting and financial activities. Resumes of candidates for these positions shall be submitted to the Administrator and the Regional Director for review, comment, and nonobjection prior to any offer of employment.

                  (b) Each member of management shall have the qualifications and experience commensurate with his or her duties and responsibilities at the bank. The chief lending officer must have a proven ability in managing a loan portfolio of comparable size and content and experience in upgrading a low-quality loan portfolio. The chief financial officer must have a proven ability in managing the financial affairs of a bank of comparable size and financial condition and experience in upgrading accounting and information systems reports, improving overall earnings quantity and quality, and improving asset/liability composition to maximize profitability and minimize risk.

                  (c) The qualifications of management shall be assessed on its ability to:

                           (i) Comply with the requirements of this ORDER;

                           (ii) Operate the bank in a safe and sound manner;

                           (iii) Comply with applicable laws and regulations;
and

                           (iv) Restore all aspects of the bank's operations
to a safe and sound condition including asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

                  (d) During the life of this ORDER, the Board of Directors shall notify the Administrator and the Regional Director in writing when it proposes to add any individual to the bank's Board of Directors or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and must include a description of the background and experience of the individual or individuals to be appointed or employed. The Board of Directors may not add an individual to its board or employ any individual as a senior executive officer if the Administrator or the Regional Director issues a notice of disapproval.

         (8) The Board of Directors shall formalize its information systems and internal reporting requirements such that all reports from management are prepared accurately and timely and provide clear understanding of the underlying issues that affect the bank's financial condition, trend, and soundness.

         (9) The Board of Directors shall develop and implement an internal audit program such that all general ledger accounts are reconciled, balanced, and certified on a set schedule. Certifications will be completed by a person independent of account posting responsibility and verified by a bank officer. All reconciling items, including suspense accounts, will be resolved within 30 days by posting to the appropriate account.

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                        2. ASSET QUALITY AND LOAN POLICY



         (1) Beginning with the effective date of this order, the bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the bank's lending functions, and such policies shall include specific guidelines for placing loans on a nonaccrual basis. In addition, the bank shall obtain adequate and current documentation for all current and future loans in the bank's loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Administrator and the Regional Director as determined at subsequent examinations and/or visitations.

         The initial revision to the bank's loan policy and practices, required by section 2 paragraph (1), at a minimum, shall include the following:

                  (a) Provisions, consistent with FDIC instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;

                  (b) Provisions which prohibit the capitalization of interest or loan related expense unless the Board of Directors supports in writing and records in the minutes of the corresponding Board of Directors' meeting why an exception is in the best interests of the bank;

                  (c) Provisions which require complete loan documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower. At a minimum, such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections, and any other information material to the loan being made;

                  (d) Provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;

                  (e) Provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;

                  (f) The Board of Directors shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in the minutes of Board of Directors meetings at which all members are present, and the vote of each is noted.

         (2) The Board of Directors shall set individual loan officer loan approval limits commensurate with the officer's training and experience. The Board of Directors shall set the Bank Loan Committee approval limit at no more than $300,000. Additionally, loan policies

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shall be adopted requiring the Board Loan Committee to approve all loans in excess of the Bank Loan Committee limit and all second and subsequent loan extensions, modifications, and renewals.

         (3) The Board of Directors shall implement a loan review process and internal grading system that identifies credit risk in individual loans and in the whole loan portfolio. The process must include risk reporting to the board at least quarterly. The loan review process will document monitoring of loan officer compliance with the bank's loan policy and assign responsibility for exceptions.

         (4) The Board of Directors shall review the adequacy of the Allowance for Loan and Lease Losses (ALLL) and establish a comprehensive policy for determining and maintaining an adequate ALLL. This review shall be completed at least once each quarter. The minimum adequacy standards prescribed by the Interagency Policy Statement on the Allowance for Loan and Lease Losses of 12-21-93, shall be met.

         (5) Following the effective date of this ORDER, the bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified "Doubtful" or "Substandard" and is uncollected unless the Board of Directors has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Board of Directors' meeting.

         (6) The Board of Directors shall revise the bank's loan quality control process whereby each loan is reviewed by a person other than the originating loan officer prior to disbursement of any funds. The internal reviewer shall certify that all required loan documentation is obtained, including documentation evidencing sufficient cash flow and borrower ability to repay the loan, collateral valuation and inspection reports, and appraisal reviews by a person qualified by appraisal training and experience to ensure compliance with USPAP standards

         (7) The Board of Directors shall require written certification from each of the bank's lending officers that they have read, fully understand, and will comply with the requirements of the bank's lending policies and procedures. The lending officers' certifications will be completed annually and retained in the appropriate minutes of the Board of Directors meetings.

         (8) The Board of Directors shall establish procedures to ensure prudent lending practices are followed and that no loans are granted, extended, renewed, or modified unless the borrower can demonstrate cash flow sufficient to repay the loan under the proposed credit terms.

         (9)(a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" as of January 19, 1999, that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

                  (b) Within 180 days from the effective date of this ORDER, the Bank shall have reduced the items classified "Substandard" and "Doubtful" as of January 19, 1999, that have not previously been charged off to not more that $3,500,000 in the aggregate.

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

                  (c) Within 365 days from the effective date of this ORDER, the Bank shall have reduced the items classified "Substandard" and "Doubtful" as of January 19, 1999, that have not previously been charged off to not more than $2,500,000 in the aggregate.

                  (d) The requirements of section 2 subparagraphs (9)(a) and 9(b) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in section 2 subparagraphs (9)(b), (9)(c), and (9)(d), the word "reduce" means:

                           (i) To collect;

                           (ii) To charge-off; or

                           (iii) To sufficiently improve the quality of
assets adversely classified to warrant removing any adverse classification, as determined by the Administrator.

                          3. SAFE AND SOUND OPERATIONS

         (1) The Board of Directors shall eliminate and/or correct all violations of law that are set out in the Report of Examination. In addition, the Board shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

         (2) The Board of Directors shall develop a formal liquidity plan that will establish minimum standards for measuring, monitoring, and reporting the bank's short and long-term liquidity needs. Included in the formal liquidity plan will be requirements for monitoring the bank's actual and anticipated cash flow, deposit structure, and changing deposit maturity status. The formal liquidity plan will also address the establishment and maintenance of alternative funding sources. The policy shall also address the bank's assessment of Year 2000 generated cash needs, identify confirmed sources of funds, and management's methodology for determining funding requirements.

         (3) The Board of Directors shall develop a business plan and maintain annual operating budgets that will ensure sufficient net income to accumulate capital in direct proportion to asset growth such that the bank's capital ratio does not erode. The Board of Directors will review quarterly variance reports and instruct management in the actions required to achieve budget standards.

         (4)(a) Within 180 days from the effective date of this ORDER, the Bank shall have taken the necessary steps to increase Tier 1 capital by no less than $2,000,000 and shall have Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank's total assets. The Bank may submit to the Administrator and the Regional Director, and they will consider, a request for an extension of time to the time frames set forth in subparagraph 4(a). Thereafter, during the life of this ORDER, the Bank shall maintain Tier 1 Capital in such an amount as to

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equal or exceed 10 percent of the Bank's total assets.

                  (b) Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to maintain the minimum risk-based capital requirements as described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Regional Director as determined at subsequent examinations.

                  (c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to section 3 subparagraph (4)(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Administrator and the Regional Director as determined at subsequent examinations and/or visitations.

                  (d) Any increase in Tier 1 capital necessary to meet the requirements of section 3 paragraph (4) of this ORDER may be accomplished by the following:

         (i)  The sale of common stock; or

         (ii)  The sale of noncumulative perpetual preferred stock; or

         (iii) The direct contribution of cash by the board of directors and/or shareholders of the Bank; or

         (iv) Any other means acceptable to the Administrator and the Regional Director; or any combination of the above means.

         Any increase in Tier I capital necessary to meet the requirements of section 3 paragraph (4) of this ORDER may not be accomplished through a deduction from the Bank's allowance for loan and lease losses.

                  (e) If all or part of the increase in Tier 1 capital required by section 3 paragraph (4) of this ORDER is accomplished by the sale of new securities, the Board of Directors shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders) the Bank shall prepare offering materials fully describing the securities being offered including an accurate description of the financial condition of the Bank, the circumstances giving rise to the offering, and any other material disclosures necessary to comply with State and Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any material used in the sale of the securities shall be submitted to the Administrator, DFCS, 350 Winter St., N.E., Salem, OR 97310 and to the FDIC, Registration and Disclosure section, 550 - 17th Street, N.W., Washington, D.C. 20429 for review. Any changes requested to be made in the plan or material by DFCS and/or FDIC shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to

                                   7 of 10

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interest rate and convertibility factor, shall be presented to the
Administrator and the Regional Director for prior approval.

                  (f) In complying with the provisions of section 3 paragraph
(4) of this ORDER, the Bank shall submit to the Administrator and shall provide to any subscriber and/or purchaser of the Bank's securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.

         The provisions of this ORDER, issued in accordance with ORS 706.580, shall be binding upon the bank and any institution-affiliated party as such term is defined in section 3(u) of the Act, 12 USC 1813 (u), to include its directors, officers, employees, agents, successors, assigns, and other persons participating in the conduct of the affairs of the bank.

         This ORDER shall become effective 10 days from the date of its issuance.

         The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions have been modified, terminated, suspended, or set aside by the State of Oregon and the Federal Deposit Insurance Corporation.

                                  8 of 10

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Dated this 19th day of July 1999 at Salem, Oregon.


MICHAEL GREENFIELD, DIRECTOR
DEPARTMENT OF CONSUMER AND BUSINESS SERVICES


by /s/ R. M. Nockleby
  ------------------------------------------


R. M. NOCKLEBY, ADMINISTRATOR
DIVISION OF FINANCE AND CORPORATE SECURITIES



                            CONSENT TO ENTRY OF ORDER


         We, the undersigned, state that we are the directors of Northern Bank of Commerce and are authorized to act on its behalf; that we have read the foregoing ORDER and that we know and fully understand the contents hereof; that Northern Bank of Commerce has been advised of its right to a hearing; that Northern Bank of Commerce admits to all the Findings of Fact contained herein; that Northern Bank of Commerce voluntarily consents to the entry of this ORDER without further hearing, expressly waiving any right to a hearing in this matter; that Northern Bank of Commerce understands that the Director reserves the right to take further actions to enforce this ORDER or to take appropriate action upon discovery of other violations of Oregon's Bank Act; and that Northern Bank of Commerce will fully comply with the Oregon Bank Act.

         We understand that this Consent Order is a public document.

         Dated this 19th day of July 1999.

                                    9 of 10

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Northern Bank of Commerce

Portland, Oregon

by:




/s/ John H. Holloway, Jr.
-----------------------------
John H. Holloway, Jr.
Chairman/CEO


/s/ Christopher Brown
-----------------------------
Christopher Brown



/s/ William V. Spicer
-----------------------------
William V. Spicer


/s/ John F. Walrod
-----------------------------
John F. Walrod



/s/ Kurt G. Wollenberg
-----------------------------
Kurt G. Wollenberg



Comprising the Board of Directors of Northern Bank of Commerce, Portland, Oregon



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